Exhibit 99.2

KLIPSCH GROUP, INC. AND SUBSIDIARIES

Consolidated Financial Statements

June 30, 2010 and 2009

(With Independent Auditors' Report Thereon)

Report of Independent Auditors

The Board of Directors and Stockholders of Klipsch Group, Inc.

We have audited the accompanying consolidated balance sheets of Klipsch Group, Inc. and subsidiaries as of June 30, 2010 and 2009, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Klipsch Group, Inc. and subsidiaries at June 30, 2010 and 2009, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, codified in Accounting Standards Codification Topic No. 740, in 2010.

/s/ Ernst & Young LLP
September 17, 2010
Indianapolis, Indiana

KLIPSCH GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended June 30, 2010 and 2009

	2010	2009

NET SALES	$162,284,877	$169,405,809

COST OF GOODS SOLD	87,440,437	93,430,141

Gross Margin	74,844,440	75,975,668

OPERATING EXPENSES:
Selling, general and administrative expenses	51,673,991	72,846,435
Restructuring charges (Note 2)	1,053,997	5,723,842
Total Operating Expenses	52,727,988	78,570,277

Operating Income (Loss)	22,116,452	(2,594,609)

OTHER EXPENSE
Interest expense	(3,877,436)	(5,152,749)
Foreign currency transaction gains (losses) (Note 1)	34,203	(1,835,738)
Other expense	(812,005)	(205,017)
Total Other Expense	(4,655,238)	(7,193,504)

Income (Loss) Before Income Taxes	17,461,214	(9,788,113)

INCOME TAX (BENEFIT) PROVISION (Note 6)	(5,357,388)	8,552,884
NET INCOME (LOSS)	$22,818,602	$(18,340,997)

See accompanying notes.

KLIPSCH GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
June 30, 2010 and 2009

ASSETS

`	2010	2009
CURRENT ASSETS
Cash	$6,660,478	$3,123,089
Accounts receivable, less allowance for cash discounts (2010 - $344,298; 2009 - $406,228) and doubtful accounts (2010 - $1,431,182; 2009 - $3,843,024)	25,279,970	29,850,631
Inventories (Note 1)	29,047,819	36,079,378
Prepaid expenses and other current assets	1,968,189	2,708,648
Income tax receivable (Note 6)	3,399,262	389,519
Deferred income tax (Note 6)	3,319,516	—
Total Current Assets	69,675,234	72,151,265

PROPERTY, PLANT AND EQUIPMENT
Land	218,485	218,485
Buildings and improvements	6,405,195	6,414,242
Furniture, fixtures and equipment	19,116,505	23,791,816
Equipment not yet placed in service	163,943	111,103
	25,904,128	30,535,646
Less: Accumulated depreciation	19,036,641	20,534,392
Total Property, Plant and Equipment, net	6,867,487	10,001,254

OTHER ASSETS
Goodwill (Note 7)	4,278,144	3,388,144
Intangible assets, net (Note 7)	8,378,082	9,935,064
Deferred income taxes (Note 6)	4,131,289	—
Other	142,798	157,126
Total Other Assets	16,930,313	13,480,334
TOTAL ASSETS	$93,473,034	$95,632,853

See accompanying notes.

KLIPSCH GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
June 30, 2010 and 2009

LIABILITIES AND STOCKHOLDERS' EQUITY

	2010	2009
CURRENT LIABILITIES
Current maturities of long-term debt (Note 3)	$3,990,477	$31,595,007
Trade accounts payable	20,366,762	19,438,501
Accrued expenses	10,248,933	10,864,162
Income taxes payable (Note 6)	3,966,368	463,569
Total Current Liabilities	38,572,540	62,361,239

LONG-TERM DEBT:
Non-related parties (Note 3)	2,204,488	1,606,530
Related party (Note 3)	9,108,198	9,000,000

DEFERRED INCOME TAX	999,601	—

Total Liabilities	50,884,827	72,967,769

STOCKHOLDERS' EQUITY
Convertible Preferred Stock (1,611,730 shares authorized, 1,434,625 shares issued and outstanding, original issue price of $52,250,191 less issuance costs)	50,769,173	50,769,173
Common Stock, no par value:
voting - 4,249,100 shares authorized, 171,198 shares issued and outstanding	—	—
nonvoting - 3,824,190 shares authorized, 1,540,779 shares issued and outstanding	—	—
Accumulated deficit	(4,811,391)	(27,281,124)
Accumulated other comprehensive loss	(3,267,067)	(689,765)
	42,690,715	22,798,284

Less: Receivable from stockholders	(102,508)	(133,200)
Total Stockholders' Equity	42,588,207	22,665,084
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$93,473,034	$95,632,853

See accompanying notes.

KLIPSCH GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

				Accumulated	Receivables
				Other	for	Total
	Preferred	Common	Accumulated	Comprehensive	Common	Stockholders'
	Stock	Stock	Deficit	Income (Loss)	Stock	Equity

BALANCE, JUNE 30, 2008	$50,769,173	$—	$(8,940,127)	$1,600,350	$(162,609)	$43,266,787

Net income	—	—	(18,340,997)	—	—	(18,340,997)

Other Comprehensive Loss:
Foreign currency translation adjustments	—	—	—	(2,290,115)	—	(2,290,115)
Total Comprehensive Loss						(20,631,112)

Payments received on receivables from stockholders	—	—	—	—	29,409	29,409

BALANCE, JUNE 30, 2009	$50,769,173	$—	$(27,281,124)	$(689,765)	$(133,200)	$22,665,084

Adjustment for the adoption of ASC 740	—	—	(348,869)	—	—	(348,869)

Net income	—	—	22,818,602	—	—	22,818,602

Other Comprehensive Loss:
Foreign currency translation adjustments	—	—	—	(2,577,302)	—	(2,577,302)
Total Comprehensive Income						20,241,300

Payments received on receivables from stockholders	—	—	—	—	30,692	30,692

BALANCE, JUNE 30, 2010	$50,769,173	$—	$(4,811,391)	$(3,267,067)	$(102,508)	$42,588,207

See accompanying notes.

KLIPSCH GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2010 and 2009

	2010	2009
OPERATING ACTIVITIES
Net income (loss)	$22,818,602	$(18,340,997)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	3,117,420	3,229,451
Amortization	1,519,828	467,102
Deferred income taxes	(10,401,793)	8,089,315
Provision for doubtful accounts	1,735,147	1,452,014
Provision for excess and obsolete inventory	935,387	1,966,966
Loss on disposition of assets due to restructuring	—	2,059,639
Loss on disposition of assets	33,964	214,795
Write-off of debt issuance costs	82,813	162,076
	19,841,368	(699,639)
(Increase) decrease in certain current assets:
Accounts receivable - trade	2,835,514	12,185,663
Inventories	6,096,173	7,736,265
Income taxes receivable	—	(389,519)
Prepaid expenses and other assets	309,733	901,798
Increase (decrease) in certain current liabilities:
Trade accounts payable and accrued expenses	421,230	(6,762,778)
Income taxes payable	3,153,930	(376,364)
Net Cash Provided by Operating Activities	32,657,948	12,595,426
INVESTING ACTIVITIES
Decrease in other long-term assets	14,328	1,229,868
Decrease in notes receivable - related party	—	20,855
Purchases of property, plant and equipment	(394,424)	(1,831,789)
Net Cash Used by Investing Activities	(380,096)	(581,066)
FINANCING ACTIVITIES
Proceeds of related party debt	—	6,000,000
Proceeds from long-term borrowings and line of credit	106,520,892	139,543,827
Principal payments on long-term borrowings and line of credit	(133,527,465)	(158,237,987)
Payment of debt issuance cost	347,914	(411,288)
Payments received from stockholders for common stock	30,692	29,409
Net Cash Used by Financing Activities	(26,627,967)	(13,076,039)

EFFECT OF FOREIGN EXCHANGE RATES ON CASH	(2,112,496)	(1,731,168)
NET INCREASE (DECREASE) IN CASH	3,537,389	(2,792,847)
CASH
Beginning of Year	3,123,089	5,915,936
End of Year	$6,660,478	$3,123,089
SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$2,421,036	$3,696,508
Income taxes	1,801,172	1,806,592

See accompanying notes.

KLIPSCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Klipsch Group, Inc. (the Company) has four wholly owned subsidiaries: Klipsch, L.L.C. (Klipsch), Audio Products International, Corp. (API), Klipsch Asia/Pacific Holdings (China), and Jamo US (Jamo). The Company designs, manufactures and distributes high-quality loudspeakers for audio, multi-media and home theater applications. The Company's subsidiary in China is nonoperational. Klipsch conducts its European operations (primarily sales and distribution) through Klipsch Europe, B.V., a wholly owned subsidiary of Klipsch, which is headquartered in the Netherlands.

Approximately 16% of the Company's employees work under a domestic collective bargaining agreement that expires in June 2013.

Codification: In June 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standards Codification Topic No. 105, Generally Accepted Accounting Principles (ASC 105). This standard establishes the FASB Accounting Standards Codification (ASC) as the sole source of authoritative U.S. generally accepted accounting principles (GAAP). The ASC superseded all existing GAAP upon its effective date. Topic 105 was effective for interim or annual reporting periods ending after September 15, 2009. The Company has updated references to GAAP in its consolidated financial statements for the fiscal year ending on June 30, 2010. Adoption of this standard did not have an impact on consolidated net earnings, cash flows or financial position.

Principles of Consolidation: The Company's consolidated financial statements include the accounts of Klipsch Group, Inc. and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated. Reference to the Company throughout this report relates to the consolidated entity.

Reclassifications: Certain reclassifications have been made to the prior year financial statements to conform with the current year presentation. These reclassifications have no impact on the net results previously reported.

Estimates: The preparation of financial statements in conformity with U.S. GAAP. U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash: The Company places cash with institutions with high credit quality. However, at times, cash may be in excess of FDIC and SIPC insurance limits.

Receivables and Credit Polices: The Company grants credit to its customers, who are primarily retailers and distributors in the home electronics industry, located both domestically and internationally. Domestic accounts receivable are uncollateralized customer obligations due under normal trade terms, which average 60 days. Certain international accounts receivable are insured up to their credit limit. Accounts receivable are stated at the amount billed to the customer less the anticipated earned discount.

The carrying amount of accounts receivable is reduced by an allowance that reflects management's best estimate of the amounts that will not be collected. Management reviews all past due accounts receivable balances, and, based on an assessment of the current creditworthiness, estimates the portion, if any, of the accounts that will not be collected. Additionally, management applies an estimate of the entire accounts receivable balance to compute a general allowance covering those amounts.

The Company has one major customer that represents 29% and 23% of the Company's accounts receivable at June 30, 2010 and 2009, respectively. Additionally, approximately 25% and 19% of the Company's net sales during the years ended June 30, 2010 and 2009, respectively, were to one customer.

Inventories: Inventories are stated at the lower of cost or market using the first-in, first-out method. Inventories consisted of the following at June 30:

	2010	2009

Finished goods	$26,484,360	$34,164,408
Work in process	243,068	218,508
Raw materials	4,097,664	4,133,394
Supplies	16,846	346,195
Excess and obsolete reserves	(1,794,119)	(2,783,127)
	$29,047,819	$36,079,378

The Company periodically evaluates its inventories for excess quantities and obsolescence. This evaluation includes analyses of sales levels by product and projections of future demand. If future demand or market conditions are less favorable than the Company's projections, inventory write-downs may be required.
The Company is dependent on six major vendors for the outsourced production of its inventory. A loss of one of these vendors or disruption in the supply of the product could have a material adverse effect on the Company's operating results. These suppliers have provided extended payment terms to the Company. To the extent these terms are changed or terminated, there could be a material impact to the Company.

Product Warranties: The Company has provisions for estimated expenses related to product warranties, which are recorded at the time the products are sold. Estimates for warranty costs are calculated based primarily upon historical warranty experience, but may include assumptions related to anticipated changes in warranty costs and failure rates.

Property, Plant and Equipment: Property, plant and equipment is stated at cost and includes expenditures for new facilities, equipment and improvements that materially extend the useful lives of existing assets. Expenditures for normal repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method. Estimated useful lives are as follows:

Buildings and improvements	5-40 years
Furniture, fixtures and equipment	3-15 years

Depreciation expense for 2010 and 2009 was $3,117,420 and $3,229,451, respectively.
Goodwill and Intangible Assets: Goodwill represents the excess of the cost over the fair value of identifiable net assets of businesses acquired. Other intangible assets consist of customer lists and relationships, purchased technology and patents, and trademarks. Under the provisions of Accounting Standards Codification Topic No. 350, “Intangibles - Goodwill and Other” (ASC 350), goodwill and indefinite-lived assets are tested for impairment at the reporting unit level at least annually or whenever an event occurs or circumstances indicate that the carrying amount is impaired. If the fair value of the reporting unit is less than its carrying amount, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying amount. To date, there has been no impairment of goodwill. See Note 7 of the consolidated financial statements regarding impairment of intangible assets.

Long-lived Assets, including Intangibles: The Company evaluates long-lived assets, including intangible assets with finite lives, in compliance with Accounting Standards Codification Topic No. 360, “Property, Plant, and Equipment” (ASC 360). An impairment loss is recognized whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to future net undiscounted cash flows expected to be generated by the related asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair market value of the assets (see Note 7 of the consolidated financial statements).

Intangible assets are being amortized on a straight-line basis as follows:

Custom craft trade name	15 years
Patents	10-16 years
Customer list/distribution channel	12-15 years
Non-compete agreement	Term of agreement

The trade names acquired in connection with Jamo and API have indefinite lives and, therefore, are not being amortized.

Fair Value of Financial Instruments: The Company has adopted the provisions of Accounting Standards Codification Subtopic No. 820-10, “Fair Value Measurements and Disclosures” (ASC 820-10). ASC 820-10 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands disclosures about fair value measurements. ASC 820-10 was effective for the Company beginning July 1, 2008 for financial assets and liabilities, and July 1, 2009 for all nonfinancial assets and liabilities, except for items recognized or disclosed at fair value in the financial statements on a recurring basis. The adoption of ASC 820-10 at June 30, 2010 and 2009 did not have a material impact on the consolidated financial statements.

Stock Options: The Company recognizes compensation expense related to its stock option plan in accordance with Accounting Standards Codification Topic No. 718, “Compensation - Stock Compensation” (ASC 718). Options are granted at a price not less than the fair value of the Company's common stock on the date of grant.

Income Taxes: Deferred income taxes are recognized for the temporary differences between the tax basis of the assets and liabilities and their financial reporting amounts in accordance with the provisions of Accounting Standards Codification Topic No. 740, “Income Taxes” (ASC 740). The income tax benefit or provision represents the tax receivable or payable for the period and the change during the period in the deferred tax assets and liabilities (see Note 6 of the consolidated financial statements).

Subsequent Events: The Company performed an evaluation of subsequent events for potential recognition and disclosure through September 17, 2010, the date the financial statements were available to be issued, in accordance with Accounting Standards Codification Subtopic No. 855-10-50, “Subsequent Events” (ASC 855-10-50).

Revenue Recognition: Revenue from sales of products, including amounts billed to customers for shipping and handling costs, is recognized at the time (1) ownership and all risks of loss have been transferred to the buyer, which is generally upon shipment, (2) the price is fixed and determinable and (3) collectability is reasonably assured. Provisions for discounts, rebates, returns and other adjustments are reflected as a reduction of revenue in the period the related sales are recorded in accordance with Accounting Standard Codification Topic No. 605, “Revenue Recognition” (ASC 605).

Consideration is paid to certain retailers and distributors for cooperative arrangements related to market development, training and special promotions, which are agreed upon in advance. The amount to be paid is generally in the form of a credit memoranda, which is netted against recognized revenue.

Software Costs: Certain costs are capitalized for software that is developed or obtained for internal use. Software costs are amortized on the straight-line basis over their estimated useful lives generally ranging from three to five years. Software assets are reviewed for impairment when events or circumstances indicate that the carrying value may not be recoverable over the remaining lives of the assets. Software maintenance, training, data conversion and business process reengineering costs are expensed in the period in which they were incurred.

Freight Costs: Freight costs are included in cost of goods sold.

Advertising Costs: Advertising costs are expensed as incurred and approximated $1,757,000 and $2,762,000 for the years ended June 30, 2010 and 2009, respectively.

Research and Development Costs: Research and development costs are expensed as incurred and approximated $5,370,000 and $8,488,000 for the years ended June 30, 2010 and 2009, respectively.

Foreign Currency Translation: The assets and liabilities of the Company's international operations are generally translated into U.S. dollars at current exchange rates, and revenues and expenses are translated at average exchange rates for the year. Foreign currency translation adjustments are not included in “net (loss) income”, but are accounted for as “other comprehensive (loss) income” and reflected as a separate component of the change in stockholders' equity.

At June 30, 2010 and 2009, stockholders' equity included accumulated other comprehensive losses arising from translation adjustments of approximately $3,267,067 and $689,765, respectively.
Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, except those transactions that operate as a hedge of an identifiable foreign currency commitment or as a hedge of a foreign currency investment position, are included in the results of operations as incurred. Net foreign currency transaction gains (losses) were approximately $34,203 and ($1,835,738) in the years ended June 30, 2010 and 2009, respectively, and are included in other income in the consolidated statements of operations.

Recently Issued Accounting Pronouncements: In July 2006, the FASB issued FASB Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109”, which is included in ASC 740, clarifies the accounting for uncertainty in tax positions. The Company adopted, as required effective July 1, 2009, the provisions of FASB Staff Position (FSP) No. FIN-48-3. ASC 740 requires the recognition of a tax position when it is more likely than not that the tax position will be sustained upon examination by relevant taxing authorities, based on the technical merits of the position. An adjustment of $348,869 was made to the beginning balance of retained earnings upon adoption of this pronouncement (see Note 6 of the consolidated financial statements).

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157), now a part of Accounting Standards Codification Topic 820, “Fair Value Measurements and Disclosures” (ASC 820). ASC 820 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. For financial assets and liabilities, ASC 820 was effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB delayed the effective date for the implementation of ASC 820 solely for nonfinancial assets and nonfinancial liabilities, except those nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis (i.e., at least annually). The new effective date is for fiscal years beginning after November 15, 2008. The Company has adopted ASC 820 for fiscal year 2010. The adoption of ASC 820 did not have a material impact on the Company's consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”, now a part of Accounting Standards Codification Topic No. 805, “Business Combinations” (ASC 805), and SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements - an Amendment of ARB No. 51” now a part of Accounting Standards Codification Topic No. 810, “Consolidation” (ASC 810), which changed the accounting for and reporting of business combinations and noncontrolling interests in consolidated financial statements. ASC 810 and ASC 805 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008, which is the Company's fiscal year 2010. ASC 805 applies prospectively to business combinations for which the acquisition date is on or after the date of adoption. ASC 810 shall be applied prospectively as of the beginning of the fiscal year of adoption, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. Generally, the effect of ASC 805 will depend on future acquisitions. However, the accounting for the resolution of any tax uncertainties remaining will be subject to the provisions of ASC 810. The adoption of ASC 805 and ASC 810 did not have a material impact on the Company's consolidated financial statements.

NOTE 2 - RESTRUCTURING ACTIVITIES

In fiscal year 2009, the Company initiated a comprehensive series of actions to lower its cost structure and further increase operational efficiency. The restructuring initiatives included office closures, head-count reductions, office consolidation and relocation, and the exit of nonstrategic product lines in certain geographies. Approximately half of the total cost of the restructuring actions is related to streamlining the European operations. The Company has reduced the overall global head count to lower costs in light of challenging global economic conditions.

The severance and employee benefits, exit costs and contract termination costs associated with restructuring initiatives are accounted for in accordance with Accounting Standards Codification Topic No. 420, “Exit or Disposal Cost Obligations” (ASC 420).

The restructuring charges recorded in the 2010 and 2009 consolidated statements of operations consist of the following:

	2010	2009
Severance and employee benefits	$917,997	$2,965,651
Asset write-offs	—	2,059,639
Lease termination costs	136,000	394,510
Travel and other expenses	—	304,042

	$1,053,997	$5,723,842

	Liability Beginning Balance 07/01/09	Expense	Activity	Liability Ending Balance 06/30/10
Severance costs	$278,357	$917,997	$(1,196,354)	$—
Contract term costs	298,480	136,000	(261,480)	173,000
Total	$576,837	$1,053,997	$(1,457,834)	$173,000

NOTE 3 - DEBT AND CREDIT ARRANGEMENTS

Long-term debt consists of the following for June 30:

	2010	2009
Bank facility:
Revolving loan	$—	$16,029,746
Term loan	4,600,000	3,194,445
Junior debt	—	12,000,000
Related party	9,108,198	9,000,000
Other long-term financing at various rates, due at various dates through 2017	1,594,965	1,977,346
	15,303,163	42,201,537
Less: current maturities	3,990,477	31,595,007
	$11,312,686	$10,606,530

On March 12, 2009, the Company negotiated amendments to its bank facility and junior debt agreements. The amendments changed the maturity date of the junior debt to April 22, 2010, reduced the maximum borrowing availability on the revolving line of credit to $45 million and amended certain financial covenants for the period ended March 31, 2009 and thereafter. In connection with these amendments, the Company also entered into subordinated notes payable with certain stockholders for $3,000,000, the proceeds of which were used to pay down debt. On March 19, 2010, the Company negotiated a second amendment to its bank facility and junior debt agreements. The amendment reduced the maximum borrowing availability on the revolving line of credit to $27.5 million with a new maturity date of June 30, 2012 and amended certain financial covenants for the period ended March 31, 2010 and thereafter. The term loan was increased to $6.0 million with a new amortization schedule over an 18-month period. The junior debt was paid with the proceeds from the revolving loan and the term debt.

Bank Facility:

Revolving Loan: The Company's revolving loan is with a syndicate of banks, limited to the lesser of (1) $60.0 million less letter of credit obligations or the sum of (a) 85% of eligible accounts receivable at such time, plus (b) the lesser of (i) for the months of March through September, inclusive, of each year, 75% (and for all other months, 85%) of the eligible inventory, valued at the lower of cost or market value, determined on a first-in, first-out basis, at such time and (ii) the product of, for the months of March through September, inclusive, of each year, 85% (and for all other months, 90%) multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the administrative agent multiplied by the eligible inventory, valued at the lower of cost or market value, determined on a first-in, first-out basis, at such time, minus (c) reserves. As of June 30, 2010, the Company had a $500,000 letter of credit related to leased office space. There are no other letter-of-credit obligations as of June 30, 2010. Interest rates and payment dates are variable based upon interest rate and term options selected by management. The interest rate at June 30, 2010 on outstanding revolving credit borrowings was 4.50% (prime plus 1.25% spread). At June 30, 2010, the Company had $23.5 million of available borrowings under its revolving loan.

Term Loan: The Company's term loan was initially for a period of two years and required monthly principal payments of $138,889. The March 19, 2010 amendment changed the term loan amount to $6.0 million. The amendment extended the maturity date of the loan to October 1, 2011, or a period of 18 months, and requires monthly principal payments of $250,000, plus an additional five quarterly payments of $300,000 beginning September 1, 2010. The Company is permitted to make prepayments up to $2.0 million. The interest rate is variable based upon interest rate and term options selected by management. The interest rate at June 30, 2010 was 6.75% (prime plus 3.50% spread) on outstanding term borrowings.

Substantially all of the Company's assets serve as collateral for the bank credit facility. The agreement requires the Company to maintain various quarterly and annual covenants. As of June 30, 2010, the Company was in compliance with its financial covenants.

The Company has notes payable to related parties as of June 30, 2010 and 2009. Principal and unpaid interest is due on these notes payable on September 30, 2012. Related party notes consist of the following:

	2010	2009
Due to certain stockholders (3.25% - 10.00%, at June 30, 2010)	$6,000,000	$6,000,000
Due to preferred stockholder (3.25% at June 30, 2010)	3,108,198	3,000,000
	$9,108,198	$9,000,000

During the year ended June 30, 2010, accrued and unpaid interest in the amount of $108,198 was added to the principal balance of the preferred stockholder notes. The Company expensed interest on related party notes payable totaling approximately $534,000 and $275,000 for the years ended June 30, 2010 and 2009, respectively.

At June 30, 2010, the aggregate principal payments required by all long-term obligations are as follows:

Payable in Year Ending June 30,	Principal
2011	$3,990,477
2012	1,397,299
2013	9,255,014
2014	151,282
2015	155,884
Thereafter	353,207
$15,303,163

NOTE 4 - RENT COMMITMENTS

The Company leases certain machinery and equipment under noncancelable operating leases expiring at various dates through 2011.

The Company leases warehouse and office space under noncancelable operating lease with varying expiration dates through 2013.

During May 2002, the Company entered into an operating lease with Woodview Trace, L.L.C. (Woodview), which is owned by certain stockholders of the Company, for its administrative and engineering headquarters in Indianapolis. The lease was amended and restated in April 2003 to extend the lease until April 2018. Subsequent to June 30, 2010, a new amendment extended the expiration date to April 2021.

At June 30, 2010, future minimum rental payments required by all operating leases are summarized as follows:

Payable in Year Ending June 30,	Rental Payments Related Parties	Rental Payments Non-Related Parties	Total Rental Payments
2011	$1,311,988	$1,278,303	$2,590,291
2012	1,342,499	954,171	2,296,670
2013	1,356,060	676,549	2,032,609
2014	1,369,621	627,617	1,997,238
2015	1,383,181	643,788	2,026,969
Thereafter	8,174,581	375,543	8,550,124
Total	$14,937,930	$4,555,971	$19,493,901

Rent expense pursuant to all operating leases approximated $2,938,000 and $3,853,000 for the years ended June 30, 2010 and 2009, respectively. Rent expense to related parties for the years ended June 30, 2010 and 2009 was approximately $1,380,000 and $1,551,000, respectively.

NOTE 5 - PENSION PLAN

The Company sponsors the Klipsch Group, Inc. 401(k) Plan. All of the Company's full-time employees are eligible to participate. The 401(k) Plan participants may elect to contribute a portion of their pretax salary or after-tax salary to the 401(k) Plan. Klipsch contributes a matching amount to participants who are at least 21 years of age and have attained six months of service as of entry dates of January 1 or July 1. The Company reestablished a matching contribution schedule as of January 1, 2010, after being temporarily suspended on November 17, 2008. Effective January 1, 2010, the Company matches 25% of the participant's first 4% of salary. During fiscal years 2010 and 2009, the Company contributed, net of forfeitures, approximately $5,000 and $163,000, respectively, to the 401(k) Plan.

NOTE 6 - INCOME TAXES

The income tax provision for the years ended June 30 consisted of the following:

		2010	2009
Current:
	Federal	$1,591,643	$463,569
	State	378,422	—
	Foreign	3,074,340	—
		5,044,405	463,569
Deferred:
	Federal	955,826	(1,959,891)
	State	861,903	(152,300)
	Foreign	1,050,587	(2,773,988)
	Valuation allowance change	(13,270,109)	12,975,494
		(10,401,793)	8,089,315
	Income tax provision	$(5,357,388)	$8,552,884

The net deferred tax asset for the years ended June 30 consisted of the following:

	2010	2009
Deferred tax assets:
Accruals and allowances	$3,421,996	$5,073,543
Net operating losses	1,772,319	9,001,224
Foreign tax credit carryforwards	4,817,455	1,487,000
R&D credit carryforwards	267,624	370,899
Depreciation and amortization	165,201	724,275
Total deferred tax assets	10,444,595	16,656,941
Deferred tax liabilities:
Depreciation and amortization	(1,701,368)	(1,303,240)
Other	(213,372)	(4,941)
Total deferred tax liabilities	(1,914,740)	(1,308,181)
Less: valuation allowance	(2,078,651)	(15,348,760)
Net deferred tax asset	$6,451,204	$—

The difference between the Company's effective tax rate and the statutory tax rate is primarily the result of changes in the valuation allowance against deferred tax assets. The Company records a valuation allowance when it is more likely than not that all or a portion of a deferred tax asset will not be realized. As of June 30, 2010, the Company has recorded a full valuation allowance against its foreign net operating loss carryforwards and a partial valuation allowance against its tax credit carryforwards amounting to approximately $1,504,000 and $575,000, respectively. The Company carried back fiscal year 2009 federal taxable loss of approximately $8,875,000, which resulted in an income tax receivable of approximately $3,061,000. During the year ended June 30, 2010, the Company utilized approximately $9,196,000 of its previously accumulated federal net operating loss carryforwards.

The foregoing resulted in the change to the valuation allowance in 2010.

As of June 30, 2010, the Company had (1) foreign net operating loss carryforwards, which do not expire, amounting to approximately $1,504,000, and (2) foreign tax credits, which expire ten years from the tax year when originated, of approximately $4,817,455. In general, it is the practice and intention of the Company to reinvest the undistributed earnings of its non-U.S. subsidiaries. Should the Company repatriate undistributed earnings, such amounts become subject to U.S. taxation giving recognition to tax expense and foreign tax credits.

During 2010, an adjustment was recorded by the Company to account for a deferred tax liability that existed at the acquisition date (August 2006) of its Canadian subsidiary. Accordingly, an adjustment was recorded as of June 30, 2010 to increase deferred tax liability $658,000 and increase goodwill $890,000 with a corresponding income tax benefit of $232,000.

The Company's uncertain tax positions are recorded in accordance with ASC 740. The provisions of ASC 740 regarding uncertain tax positions became effective for the Company on July 1, 2010 and require the recognition of a tax position when it is more likely than not that the tax position will be sustained upon examination by relevant taxing authorities, based on the technical merits of the position. As a result, the adoption of ASC 740 decreased the July 1, 2010 retained earnings by $348,869.

NOTE 7 - INTANGIBLE ASSETS

Following is a summary of intangible assets subject to amortization at June 30,

	2010		2009
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Patents	$2,735,154	$748,943	$2,735,154	$565,911
Non-compete agreement	35,576	27,571	35,576	20,456
Custom Craft trade name	10,000	6,779	10,000	6,112
Customer list and distribution channel	4,465,994	1,402,591	4,797,282	1,159,277
	$7,246,724	$2,185,884	$7,578,012	$1,751,756

Future amortization expense for each of the next five years is estimated to be approximately $465,000 per year. During fiscal year 2010, in an effort to consolidate product lines, the Company decided to discontinue the Athena brand products. This was considered a triggering event and required the testing for impairment of the carrying value of the Athena trademark    . As a result of this testing, the Company recorded a trademark impairment charge of $791,566. This charge was based on the excess of carrying value over the estimated fair value. At June 30, 2010, the trademark impairment charge is reflected as a decrease in the carrying value of the trademarks in the consolidated balance sheet, as a charge to amortization expense in the consolidated statement of income, and had no impact to cash flows.

At June 30, 2010 and 2009, intangible assets not subject to amortization include the Jamo, Mirage and Energy trade names totaling $3,317,242 and $4,108,808, respectively, and goodwill related to the acquisition of API of $4,278,144.

NOTE 8 - STOCKHOLDERS' EQUITY

Preferred Stock:

Conversion Features

The Company's preferred stock is convertible at the holders' option into common stock at a rate of 0.10 share of voting common stock and 0.90 nonvoting common stock for every 1 share of preferred stock.

Redemption

At the earlier of October 1, 2010 or the occurrence of conditions described in Section 6 of the “Major Holder Agreement,” at the election of the preferred stockholder, a process can begin that over time could cause the Company to redeem all of the outstanding shares of the preferred stock. The preferred stockholder has the right to compel the Company to initiate an orderly process for liquidity if the right is exercised. Upon completion of a required valuation, the Company shall have the option of 1) redemption of the preferred stock or 2) affect a sale of the Company.

Liquidation

In the event of the occurrence of any “liquidation event,” as defined, the Company's preferred stockholders are entitled to receive an amount per share of preferred stock held by them equal to the greater of (1) the amount the preferred stockholders would be entitled to receive on an “as-to-converted-common stock basis” or (2) the sum of (A) the $32.42 per share price and (B) all declared but unpaid dividends on the preferred stock. This amount is to be paid to the preferred stockholders prior to any amount paid to the common stockholders.

Voting

The Company's preferred stockholders are entitled to voting rights. The number of votes equals the number of shares of voting common stock into which the preferred stock held by such holder could be converted into as of the record date.

Receivable from Stockholders

At June 30, 2010 and 2009, the Company had notes receivable due from certain of the Company's executives for the purchase of common stock totaling approximately $102,508 and $133,200, respectively, bearing interest at the prime rate, as defined, plus 0.50%, and maturing in December 2010. Such notes are reflected as a reduction of stockholders' equity.

NOTE 9 - STOCK OPTION PLAN

During the year ended June 30, 2009, the Company approved the 2008 Stock Option Plan (the 2008 Plan) whereby 54,000 shares of non-voting common stock were authorized and reserved. The 2008 Plan is available to key employees, directors and consultants of the Company as determined by the Board of Directors. The 2008 Plan allows the holder of the option to purchase common stock at an exercise price of $14.89. The Company granted stock options under the 2008 Plan on July 1, 2008. The estimated fair market value of the Company's common stock at the date of the grant was equal to the exercise price; therefore, the Company has elected to account for its employee stock options granted under the intrinsic-value method. Accordingly, no compensation expense has been recognized for options granted to employees. Options under the 2008 Plan generally vest ratably in three years or three years or less.

In the event certain options are exercised, pursuant to its agreement with the preferred stockholders, the Company is obligated to purchase converted preferred stock, at a price per share equal to the exercise price of the option. The purchased preferred shares will be sold to the optionee in connection with the options.

The Company's stock option activity and related information is summarized as follows:

	Non-voting Common	Voting Common	Weighted Average Exercise Price
Outstanding at June 30, 2010 and 2009	179,055	16,118	$29.36

The following table summarizes information about the fixed price stock options outstanding at June 30, 2010:

	Number of Outstanding at June 30, 2010	Weighted Average Remaining Contractual Life
Range of Exercise Prices
$32.42	161,173	4.6 years
$14.89	34,000	8.0 years
Outstanding at June 30, 2010	195,173

At June 30, 2010, all options outstanding were exercisable.

Pro forma information regarding net income is required by ASC 718, which also requires that the information be determined as if the Company has accounted for its employee stock options granted under the fair value method. The fair value of the options under the 2008 Plan was estimated at the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions:

•	Risk-free interest rate of 4.5%

•	a dividend year of 0%

•	a weighted average expected life of one year past the vesting date, and

•	a volatility factor of 0.01%

Because the Company's stock options have characteristics significantly different than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options issued to employees is amortized to expense over the options' vesting period. The Company's pro forma net income for the years ended June 30, 2010 and 2009 would have been reduced by approximately $83,000 and $32,000, respectively, had the Company accounted for its employee stock options granted under the fair value method.

NOTE 10 - CONTINGENCIES

The Company is subject to lawsuits and claims arising out of the normal conduct of its business. In management's opinion, the ultimate outcome of the lawsuits and claims will not have an adverse effect on the Company's consolidated financial position or the results of its operations.

NOTE 11 - SELF-FUNDED HEALTH INSURANCE

The Company has elected to self-insure certain costs related to employee health benefit programs. Costs resulting from noninsured losses are charged to income when incurred. The Company is directly liable for annual health insurance claims up to $70,000 per employee with an aggregate annual amount of approximately $1,930,000. The Company carries stop-loss insurance to limit its liability. Total health insurance expense was approximately $1,109,000 and $1,486,000 for the years ended June 30, 2010 and 2009, respectively.